[LETTERHEAD OF RUBIN BAUM LEVIN CONSTANT & FRIEDMAN]

                                October 27, 1997

Frank R. Cohen, Esq.
Cohen & Cohen
445 Park Avenue - 15th Floor
New York, New York 10022

            Re:   Semiconductor Laser International Corporation ("SLI")

Dear Frank:

            Reference is made to my letter to you dated October 24, 1997. Pursuant to the terms of that letter, $500,000 was wired to SLI on October 24, 1997.

            The Initial Closing with respect to the private placement of 2,000,000 shares of convertible preferred stock is taking place today, October 27, 1997, so that the total raised in the Initial Closing is $1,487,500.00. The amount due at the Second Closing is also $1,487,500.00.

            It has been agreed that the option to increase the private placement from 2,000,000 shares of convertible preferred stock to 3,000,000 shares of convertible preferred stock has been terminated. In lieu of such option it has been agreed that your clients will have the option, exercisable during the 90 day period following the completion of the Second Closing to purchase up to 1,000,000 shares of SLI common stock at a price of $1.75 per share. Such shares will not be registered but will have piggy back registration rights. Exercise of this option can be effected by notice to SLI accompanied by the wire transfer of immediately available funds to SLI.

RUBIN BAUM LEVIN CONSTANT & FRIEDMAN

Frank R. Cohen, Esq.
October 27, 1997
Page 2

            Will you please acknowledge the terms of this agreement on behalf of your clients by signing in the space indicated below and return it to me.

                                             Sincerely,


                                             Walter M. Epstein

GTB/vjb

The undersigned on behalf of
Investors of State Street Securities, Inc.
hereby agrees to and acknowledges the
terms of this letter


By:
   ---------------------------------------
            Frank R. Cohen

The undersigned on behalf of
Semiconductor Laser International Corporation hereby agrees to and acknowledges the terms of this letter


By:
   ---------------------------------------
         Geoffrey T. Burnham